Messineo & Co, CPAs, LLC 2471 N McMullen Booth Rd Ste. 302 Clearwater, FL 33759-1362 T: (518) 530-1122 F: (727) 674-0511

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in the Prospectus, of which this Registration Statement on Form S-1, Amendment 3, is a part, of the report dated October 23, 2013 relative to the financial statements of I in the Sky as of September 30, 2013 and for the period July 15, 2013 (date of inception) through September 30, 2013.

We also consent to the reference to our firm under the caption "Experts" in such Registration Statement.

Messineo & Co, CPAs LLC

Clearwater, Florida

February 5, 2014